Exhibit 4.5

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR SUCH STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

WARRANT TO PURCHASE STOCK

Issuer: Singulex, Inc., a Delaware corporation (the “Company”)

Number of Shares: 37,500, as the same may be from time to time adjusted pursuant to Article 2 hereof.

Class of Stock: the Company’s Series C Preferred Stock (the “Shares”)

Exercise Price: $1.20 per share, as the same may be from time to time adjusted pursuant to Article 2 hereof.

Issue Date: August 31, 2006

Expiration Date: August 31, 2013

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, BRIDGE BANK, NATIONAL ASSOCIATION (“Holder”) is entitled to purchase the number of fully paid and nonassessable Shares of the Company at the Exercise Price per Share set forth, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1          EXERCISE.

1.1           Method of Exercise. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise, in substantially the form attached as Appendix 1, to the principal office of Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to Company a check for the aggregate Exercise Price for Shares being purchased.

1.2           Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Exercise Price of such Shares by (b) the fair market value of one Share. The fair market value of Shares shall be determined pursuant to Section 1.3.

1.3           Fair Market Value. If the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value of the Shares shall be the initial “Price to Public” specified in the final prospectus with respect to the offering. If the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded in a public market, the Board of Directors of Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.4           Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, Company shall deliver to Holder certificates for Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing Shares not so acquired.

1.5           Replacement of Warrants. On receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to Company or, in the case of mutilation, on surrender and cancellation of this Warrant, Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6           Repurchase on Sale, Merger, or Consolidation of Company. For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of Company, or any reorganization, consolidation, or merger of Company where the holders of Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction. Upon the closing of any Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing, and the Exercise Price shall be adjusted accordingly; provided that if pursuant to such Acquisition the entire outstanding class of Shares issuable upon exercise of the unexercised portion of this Warrant are cancelled and the total consideration payable to the holders of such class of Shares consists entirely of cash, then, upon payment to the holder of this Warrant of an amount equal to the amount such holder would receive if such holder held Shares issuable upon exercise of the unexercised portion of this Warrant and such Shares were outstanding on the record date for the Acquisition less the aggregate Exercise Price of such Shares, this Warrant shall be cancelled.

ARTICLE 2          ADJUSTMENTS.

2.1           Stock Dividends, Splits, Etc. If the Company at any time shall pay a dividend payable in, or make any other distribution of, the Company’s stock to the holders of outstanding shares of the Company’s Series C Preferred Stock (or common stock only if the Series C Preferred Stock has been converted into common stock while this Warrant is outstanding), then, upon exercise of this Warrant, Holder shall be entitled to receive, in addition to the number of shares of Series C Preferred Stock (or common stock only if the Series C Preferred Stock has been converted into common stock while this Warrant is outstanding) receivable thereupon, and without payment of any additional consideration therefore, the amount of the Company’s capital stock which would have been issuable to Holder if Holder had exercised this Warrant immediately prior to the date on which holders of Series C Preferred Stock (or common stock only if the Preferred Stock has been converted into common stock while this Warrant is outstanding) received such dividend or distribution of the Company’s capital stock.

2.2           Reclassification, Exchange or Substitution. Except in the case of an Acquisition to which Section 1.6 is applicable, upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3           Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares as to which this warrant is exercisable shall be proportionately decreased.

2.4           Adjustments for Diluting Issuances. In the event of the issuance (a “Diluting Issuance”) by Company, after the Issue Date of the Warrant, of securities at a price per share less than the then Exercise Price, then the number of shares of common stock issuable upon conversion of the Shares, and the conversion price, shall be adjusted in accordance with those provisions (the “Provisions”) of Company’s Articles (Certificate) of Incorporation which apply to Diluting Issuances with the same effect as though the shares were outstanding at the time of the diluting issuance. Under no circumstances shall the aggregate Exercise Price payable by Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.

2.5           No Impairment. Company shall not, by amendment of its Articles/Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2.

2.6           Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.7           Certificate as to Adjustments. Upon each adjustment of the Exercise Price, Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price in effect upon the date thereof and the series of adjustments leading to such Exercise Price.

ARTICLE 3          COVENANTS OF COMPANY.

3.1           Valid Issuance. Company shall take all steps necessary to insure that all Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2           Notice of Certain Events. If Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to effect any reclassification or recapitalization of common stock; or (c) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, Company shall give Holder (1) in the case of the matters referred to in (a) above at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (b) and (c) above; and (2) in the case of the matters referred to in (b) and (c) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

3.3           Information. So long as the Holder holds this Warrant and/or any of the Shares, Company shall deliver to Holder (a) promptly, copies of all notices or other written communications to which Holder would be entitled if it held Shares as to which this Warrant was then exercisable and (b) such other financial statements required under and in accordance with any loan documents between Holder and Company, or if there are no such requirements or if the subject loan(s) are no longer are outstanding, then within 45 days after the end of each of the first three quarters of each fiscal year, Company’s quarterly, unaudited financial statements and within 180 days after the end of each fiscal year, Company’s annual, audited financial statements.

3.4           Registration Rights. Company agrees that Shares or, if Shares are convertible into common stock of Company, such common stock, shall be have the registration rights set forth in the Amended and Restated Registration Rights Agreement dated May 9, 2006.

ARTICLE 4            MISCELLANEOUS.

4.1           Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of Shares, if any) shall be imprinted with a legend in substantially the following form:

THE ISSUANCE OF THE SHARES EVIDENCED HEREBY WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE SHARES EVIDENCED HEREBY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE 1933 ACT, OR UNTIL EVIDENCE SATISFACTORY TO SINGULEX, INC. (THE “COMPANY”) IS SUPPLIED EVIDENCING THE FOLLOWING: REGISTRATION OF SUCH SALE, TRANSFER OR OTHER DISPOSITION IS NOT REQUIRED UNDER THE 1933 ACT BECAUSE THERE ARE AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENTS APPLICABLE TO SUCH SALE, TRANSFER OR OTHER DISPOSITION, AND SUCH SALE, TRANSFER OR OTHER DISPOSITION WILL BE MADE IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF SUCH EXEMPTIONS.

4.2           Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to Company, as reasonably requested by Company). Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.3           Transfer Procedure. Subject to the provisions of Section 4.3 Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of Shares, if any) at any time to any other transferee acceptable to Company (which acceptance shall not be unreasonably withheld or delayed) by giving Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to Company for reissuance to the transferee(s) (and Holder if applicable). Unless Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with Company.

4.4           No Stockholder Rights. Prior to the exercise of this Warrant, the Holder will not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive cash dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and the Holder will not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 4.5 limits the right of the Holder to be provided the notices or other communications required under this Warrant.

4.5           Amendments and Waivers. Any term of this Warrant may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 4.6 shall be binding upon the Holder, each transferee of this Warrant, each holder of any Shares purchased under this Warrant at the time outstanding, each future holder of those Shares, and the Company.

4.6           Notices. All notices and other communications from Company to Holder, or vice versa, shall be in writing and shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or by overnight courier, at such address as may have been furnished to Company or Holder, as the case may be, in writing by Company or such Holder from time to time.

4.7           Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8           Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law. Each party irrevocably waives any and all rights to a trial by jury in any legal proceeding arising out of or related to this Warrant or the transactions contemplated hereby.

IN WITNESS WHEREOF, Company has caused this Warrant to be duly executed by its authorized officers, all as of the day and year first above written.

COMPANY

SINGULEX, INC.

By	/s/ Philippe Goix
Name:	Philippe Goix
Title:	President & CEO

By:
Name:
Title:

APPENDIX 1

Notice of Exercise

[Strike paragraph that does not apply.]

1.       The undersigned hereby elects to purchase                     shares of the Common/Series                      Preferred [strike one] Stock of                                                pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1.       The undersigned hereby elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised with respect to                                                              of the Shares covered by the Warrant.

2.       Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Name:

Address:

3.       The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

(Date)

1